Exhibit 10.21

December 2, 2016

Sent via email: lorimlyons@gmail.com

Dear Lori:

It is my pleasure to offer you employment with Dermira, Inc. (“Dermira” or the “Company”) on the terms set forth in this offer letter.  We are building a premier dermatology company and are excited to have you as part of the team.

The terms of your offer are as follows:

Title: Chief Commercial Officer

Start Date:  December 12, 2016

Responsibilities: The Chief Commercial Officer will provide the leadership, strategic vision, and functional expertise required to prepare Dermira for a successful US launch and commercialization of its late stage pipeline.   The CCO will be responsible for building and leading a best-in-class, biopharmaceutical commercial organization in the achievement of its short-term launch and long-range business objectives.   As a member of the executive management team, the CCO will be involved in all aspects of Dermira’s strategy, objectives and execution.

Annual Salary:  $360,000.00 USD less applicable withholding taxes.

Stock Option Grant:  Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted an initial option to purchase 100,000 shares of the Company’s common stock at a price equal to the fair market value as approved by the Board. On-going equity grants will be reviewed on an annual basis.

Bonus:  You will be eligible for an annual target performance bonus of 40% of your annual salary, subject to your achievement of specified performance targets determined by the Board (the “Bonus”).  Any Bonus for the fiscal year in which employment begins will be prorated, based on the number of days you are employed by the Company.  You must be employed by September 30th of the year in order to be eligible for a Bonus.  Any Bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the

Company at the time of payment.  Any Bonus payment shall be subject to applicable withholding taxes.  The determinations of the Board with respect to any Bonus will be final and binding.

Relocation:  You will be able to receive relocation assistance for your move to the Bay Area.  The following reasonable expenses will be reimbursed:

-	Travel, hotel and meal expenses for you and your family to make up to two house-hunting trips to the Bay Area.
-	Reimbursement for reasonable travel expenses including flights and/or auto mileage when you move your household to the Bay Area.
-	Shipment of your household goods and automobiles to the Bay Area up to a maximum of $25,000
-	Reimbursement of closing costs and realtor fees (and other relocation incidentals) on the sale of your current home and/or purchase of new home in the Bay Area, up to a maximum of $110,000.
-	Temporary lodging for you and your family in the Bay area for up to a maximum of 3 months.

Benefits:  You shall be entitled to participate in any of the Company’s employee benefit plans or programs that become available to similarly situated employees of the Company to the full extent of your eligibility.

Health Insurance:  You will be entitled to participate in the company’s health insurance programs to the full extent of your eligibility.  If necessary, the Company will reimburse the employee one month of COBRA expenses to bridge her benefits.

This offer is contingent upon a clear background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet this condition.   Should your background check not be completed before your scheduled start date, the Company will permit you to start work provisionally, subject to a final clear background check.   If the contingency for the background check is not met, then your employment will be terminated for Cause.

The Company reserves the right to change or otherwise modify, in its sole discretion, any of the preceding terms of employment, including those relating to salary, bonus plan, if applicable, and benefits at any time.  The foregoing sentence does not change the at-will nature of your employment and the Company may terminate you at any time.

While we look forward to a long and profitable relationship should you decide to accept this employment offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either party for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock, option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Intellectual Property Protection Agreement” as a condition of your employment, a copy of which is attached hereto as Appendix A (the “EIPPA”).  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company and agree not to assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision.  All arbitration hearings shall be conducted in San Mateo County, California.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

With respect to the terms addressed in this offer letter, this offer letter contains the entire agreement and understanding by and between you and the Company.  This offer letter supersedes all prior undertakings and agreements, written or oral, as may have existed prior to the date of execution of this offer letter with regard to the terms addressed in this offer letter.  By executing this offer letter, you acknowledge that any such superseded understandings and agreements are terminated, and you disclaim any and all rights or interest that may have existed with respect thereto.  Further, any representations, promises, agreements or understandings, written or oral, with regard to the terms addressed in this offer letter that are not contained in this offer letter shall be of no force or effect.

Lori, please indicate your acceptance of this offer by signing below and returning to me within seven days of the date of this offer letter, or let me know if you have additional questions.  I look forward to you joining Dermira.

Sincerely,

/s/ Thomas G. Wiggans

Thomas G. Wiggans

Chief Executive Officer

Accepted and agreed to, December 5, 2016:

By:/s/ Lori Lyons Williams

Lori Lyons-Williams

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